RICHARDSON & PATEL LLP
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Los Angeles, California 90024
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October 19, 2009

Board of Directors
CyberDefender Corporation
12121 Wilshire Boulevard, Suite 350
Los Angeles, California 90025

Re:	CyberDefender Corporation
Registration Statement on Form S-1

Gentlemen:

We have acted as counsel for CyberDefender Corporation, a California corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Act”), relating to the public sale of 9,726,067 shares of common stock offered for resale by certain selling shareholders.  This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto:  (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the shares of common stock that have been issued by the Company and included in the Registration Statement for sale by the selling shareholders, as well as those shares of common stock that will be issued as a result of the exercise of the common stock purchase warrants, are, and in the case of the shares issuable as a result of the exercise of the common stock purchase warrants, will be, validly issued, fully paid and nonassessable.

Board of Directors
CyberDefender Corporation
October 19, 2009

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Richardson & Patel LLP

RICHARDSON & PATEL LLP